Exhibit 4.1

Execution Version

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

By and Among

THE STOCKHOLDERS LISTED IN ANNEX A

and

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.

DATED AS OF MARCH 12, 2014

EXHIBITS

Annex A        Stockholders

Annex B        Capitalization Table

Annex C        Defined Terms

Annex D        Charter

Annex E         Bylaws

Annex F         Management Rights Letter

Annex G        Notice Addresses

i

TABLE OF CONTENTS

Article I DEFINITIONS; INTERPRETATION	2

Section 1.1 Certain Definitions	2
Section 1.2 Interpretation	2

Article II GENERAL	3

Section 2.1 Conflict with Charter or Bylaws of the Company	3
Section 2.2 Further Assurances	3
Section 2.3 Major Stockholders; Controlled Affiliates	3

Article III GOVERNANCE PROVISIONS	4

Article IV CERTAIN RESTRICTIONS ON TRANSFERS OF SHARES	9

Article V PREEMPTIVE RIGHTS	14

Section 6.3 Registration Procedures	19
Section 6.4 Registration Expenses	25
Section 6.5 Indemnification; Contribution	25
Section 6.6 Effect on Transfer Restrictions	28

Article VII ADDITIONAL AGREEMENTS	28

Article VIII TERMINATION	31

Section 8.1 Termination of This Agreement	31
Section 8.2 Written Consent	31
Section 8.3 Termination of a Party	31
Section 8.4 Effect of Termination	31

Article IX MISCELLANEOUS	32

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

OF

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), is dated as of March 12, 2014, by and among HOUSTON INTERNATIONAL INSURANCE GROUP, LTD., a Delaware corporation (the “Company”), and the Stockholders listed in Annex A (each a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, the Company and certain of the Stockholders are parties to an amended and restated Stockholders’ Agreement, dated September 24, 2010 (the “Prior Agreement”); and

WHEREAS, the Westaim HIIG Limited Partnership (the “Partnership”), Lightyear Fund II L.P. and Lightyear Co-Invest Partnership II, L.P. (collectively, “Lightyear”) and certain Stockholders represented by Lightyear (together with Lightyear, the “Selling Stockholders”) are parties to a Stock Purchase Agreement dated as of March 12, 2014 (as amended from time to time, the “Initial Purchase Agreement”), pursuant to which, among other things, on the “Closing” (as defined in and in accordance with the Initial Purchase Agreement, the “Effective Time”), the Partnership will purchase from the Selling Stockholders an aggregate of 3,841,265 shares of voting common stock, par value $.01 per share (“Voting Common Stock”) and an aggregate of 544,700 shares of non-voting common stock, par value $.01 per share (“Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”), of the Company (“Initial Purchased Common Stock”); and

WHEREAS, the Partnership and the Company are parties to a Subscription Agreement dated as of March 12, 2014 (as amended from time to time, the “Subscription Agreement”), pursuant to which, among other things, at the Effective Time, the Partnership will purchase from the Company an aggregate of 15,424,165 shares of Voting Common Stock, (the “Subscribed Common Stock”) upon the terms and subject to the conditions set forth in the Subscription Agreement (the “Subscription”); and

WHEREAS, the Partnership, Lightyear, and the Selling Stockholders other than Lightyear will be, as of the Closing of the Initial Purchase Agreement, parties to a Remaining Shares Purchase Agreement (as amended from time to time, the “Remaining Shares Purchase Agreement” and together with the Initial Purchase Agreement, the “Purchase Agreements”)), pursuant to which, among other things, within six (6) months (extendable to nine (9) months if all conditions to closing of the transactions contemplated by the Remaining Shares Purchase Agreement have been satisfied or waived at the expiration of six (6) months other than the receipt of any required regulatory approvals) following the Closing of the transactions contemplated by the Initial Purchase Agreement (the “Second Purchase Period”), the Partnership has agreed to purchase from the Selling Stockholders all remaining shares of Common Stock then owned by the Selling Stockholders (together with the Initial Purchased Common Stock, the “Purchased Common Stock”); and

WHEREAS, the transactions contemplated by the Initial Purchase Agreement and the Remaining Shares Purchase Agreement shall be conditioned upon the terms and subject to the conditions set forth in each such agreement (collectively, the “Purchases”); and

WHEREAS, at the Effective Time, each Stockholder holds the number of shares of Voting Common Stock and Non-Voting Common Stock described in Annex B with respect to such Stockholder; and

WHEREAS, upon the acquisition of any shares of Non-Voting Common Stock by the Partnership, such shares of Non-Voting Common Stock shall immediately convert to shares of Voting Common Stock, pursuant to the provisions of the amended and restated Certificate of Incorporation of the Company (as in effect from time to time, the “Charter”); and

WHEREAS, following the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, all references to Non-Voting Common Stock shall be deemed to be read out of this Agreement; and

WHEREAS, the Company has established an employee stock purchase and award plan (the “Stock Plan”) pursuant to which the Board of the Company may sell and award shares of Company Common Stock to employees or directors of the Company upon the terms set forth therein; and

WHEREAS, the Stockholders desire to amend, restate and replace in its entirety the Prior Agreement and establish in this Agreement certain terms and conditions concerning the securities of the Company and the Stockholders’ relationship with and investment in the Company and its Subsidiaries following the execution of this Agreement; and

WHEREAS, this Agreement shall become effective as of the Effective Time; and

WHEREAS, the effectiveness of this Agreement is a condition to the obligation of the parties to the Purchase Agreements to consummate the Purchases and the parties to the Subscription Agreement to complete the Subscription.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1         Certain Definitions. Each of the terms set forth in Annex C hereto is defined in the Section of this Agreement set forth opposite such term.

Section 1.2         Interpretation. Unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(a)        The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)       References herein to a specific Article, Section, Schedule, Annex or Exhibit shall refer, respectively, to Articles, Sections, Schedules, Annexes or Exhibits of this Agreement, unless the express context otherwise requires.

(c)       Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation,” unless clearly indicated otherwise.

ARTICLE II

GENERAL

Section 2.1 Conflict with Charter or Bylaws of the Company. In the event of a conflict between this Agreement and the Charter or the amended and restated Bylaws of the Company (as amended from time to time, the “Bylaws”), the Stockholders agree to promptly take, and to cause the Board of Directors of the Company (the “Board”) to promptly take, all action within their respective power to amend the Charter and Bylaws, as the case may be, to the extent necessary to make the same consistent with the terms of this Agreement. The Charter, to be filed by the Company with the Delaware Secretary of State on or promptly following the date of this Agreement, is attached to this Agreement as Annex D. The Bylaws, to be adopted by the Company on or promptly following the date of this Agreement, are attached to this Agreement as Annex E.

Section 2.2 Further Assurances. Each Stockholder and the Company agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do and cause to be done all such other acts and things, as may be required by Law or as may be reasonably necessary or advisable (and are within its reasonable control) to carry out the intent and purpose of this Agreement. “Law” means any law, statute, ordinance, rule, regulation, code, judgment, decree, order or governmental authorization enacted, issued, promulgated, enforced or entered into by a governmental entity.

Section 2.3 Major Stockholders; Controlled Affiliates. (a) “Major Stockholder” means (i) any Stockholder (together with its Controlled Affiliates) that owns ten percent (10%) or more of the Voting Common Stock at any time, (ii) Stephen L. Way (“Way”), and (iii) the owners of the Non-Voting Common Stock as of the date hereof. Except for Way, an individual, corporation, partnership, association, limited liability company, government entity, trust or other entity or organization (a “Person”) shall cease to be a Major Stockholder when it (together with its Controlled Affiliates) ceases to own at least ten percent (10%) of the Voting Common Stock or in the case of the Non-Voting Common Stock until the Non-Voting Common Stock held by such holder shall be equal to less than five percent (5%) of the Fully-Diluted Common Stock. Way shall cease to be a Major Stockholder at the time Way ceases to be Chief Executive Officer of the Company.

(b)      With respect to any Stockholder, “Controlled Affiliate” means any entity beneficially owning all of the voting interests of such Stockholder and any direct or indirect wholly-owned Subsidiary of such entity, provided that (i) AlpInvest Partners CS Investments 2006 C.V. and AlpInvest Partners Later State Co-Investments Custodian IIA B.V. (collectively, “AlpInvest”) shall be deemed to be Controlled Affiliates of each other for so long as each continues to be controlled, directly or indirectly, by Stichting Pensioenfonds ABP and Stichting Pensioenfonds Zorg en Welzijn (f/k/a Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen), (ii) the Company shall not be deemed to be a Subsidiary of the Partnership for purposes hereof, and (iii) Lightyear Fund II L.P. and Lightyear Co-Invest Partnership II, L.P. shall be deemed to be Controlled Affiliates of each other. For purposes of the foregoing definition, “controlled by” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. “Subsidiary” means, as to any Person, any other Person more than fifty percent (50%) of the outstanding voting equity of which is owned, directly or indirectly, by the initial Person or by one or more other Subsidiaries of the initial Person. For the purpose of this definition, “voting equity” means equity that ordinarily has voting power for the election of directors or Persons performing similar functions, whether at all times or only so long as no senior class of equity has such voting power by reason of any contingency.

ARTICLE III

GOVERNANCE PROVISIONS

Section 3.1 Number of Directors. The Company shall be governed by the Board, which shall consist following the Effective Time of ten (10) members (each member of the Board, a “Director”) until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, at which time the Company shall cause the Board to decrease to eight (8) members. In the event the Remaining Shares Purchase Agreement is terminated in accordance with its terms, the Company shall cause the Board to decrease to nine (9) members. Other than as provided in this Section 3.1, the number of Directors may be changed only by the unanimous vote of the entire Board.

Section 3.2 Directors. (a) Until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, each of the Stockholders shall vote any and all of its Shares that are then entitled to vote in favor of the election of each of the following individuals as members of the Board:

(i)	Six (6) Directors designated by the Partnership (the “Partnership Designees”), which shall be decreased to five (5) in the event the Remaining Shares Purchase Agreement is terminated in accordance with its terms;

(ii)	Two (2) Directors designated by Lightyear (the “Lightyear Designees”);

(iii)	Way (Chairman); and

(iv)	One (1) Director (the “Existing Stockholder Designee”) designated by the affirmative vote of a majority of the Voting Common Stock held by the Stockholder group consisting of all other Stockholders other than Way, Lightyear, the Partnership and any Selling Stockholders (the “Existing Stockholder Group”). The initial Existing Stockholder Designee shall be Robert Creager.

(b)       Upon the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, subject to the right of Way to serve as Director and Chairman as set forth above, which shall continue, the Directors shall thereafter be elected by the affirmative vote of a majority of the Voting Common Stock held by the Stockholders.

(c)       Until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, either Lightyear or the Partnership may assign its right to designate Directors pursuant to this Section 3.2 and any other rights under this Agreement (including without limitation Article III) to any Person who acquires at least fifty percent (50%) of the Shares held by such Stockholder in (i) a Permitted Transfer and/or (ii) a Transfer made in accordance with Section 4.1(b), Section 4.2, Section 4.4 and/or Section 4.5; provided, that no such assignment shall result in the creation of additional rights.

Section 3.3 Removal of Directors.

(a)       The Existing Stockholder Designee shall at all times be subject to the removal by the affirmative vote of a majority of the Voting Common Stock held by the Stockholders.

(b)       Until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, no Stockholder will vote in favor of the removal of a Director unless (x) each Stockholder or group of Stockholders, as applicable, who previously designated such Person to the Board pursuant to Section 3.2(a) votes in favor of such removal, or (y) the removal contemplated would be for cause.

(c)       Until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, (i) if at any time Lightyear or the Partnership notifies the other Stockholders in writing of its desire to remove, for any reason, any Director of the Company previously designated by it pursuant to Section 3.2(a), each other Stockholder shall vote by written consent delivered promptly after such notification any and all of its Shares that are then entitled to vote so as to remove such Director, and (ii) in the event Lightyear or the Partnership requests at any time such removal, either Lightyear or the Partnership, as applicable, shall indemnify and hold harmless each other Stockholder and its directors, officers, partners, stockholders, agents and employees against any losses, claims, damages, liabilities and expenses incurred as a result of any such removal.

(d)       In the event of any removal of a Director, the Stockholder or group of Stockholders, as applicable, who previously designated such Person to the Board pursuant to Section 3.2(a) shall promptly name a replacement Director to join the Board, and the other Stockholders agree to vote in favor of such designated replacement Director.

Section 3.4 Meetings. Each Stockholder agrees to use its best efforts (without being required to compel another Stockholder to take action) to cause regular meetings of the Board to be held in accordance with the Charter and Bylaws, provided, however, that so long as any Lightyear Designee serves on the Board, the Company shall use its commercially reasonable efforts to cause all in-person meetings of the Board to be held in New York, New York.

Section 3.5 Director Votes Required for Action. (a) Except as otherwise set forth in this Section 3.5, the Company agrees that it will not take any action requiring an approval of the Board hereunder or under applicable Law unless such action is approved by a vote or consent of the majority of the entire Board (a “Majority Board Vote”):

Without limiting the generality of Section 3.5(a), the Company shall not, nor shall the Company cause or permit any of its Subsidiaries to, without Majority Board Vote:

(i)	purchase, lease, exchange or otherwise acquire any assets (including any capital stock of any Person) in one or a series of related transactions with an aggregate purchase price in excess of $15,000,000; provided that the Company shall obtain the approval of the Executive Committee of the Board prior to entering into any such, or any agreement contemplating such, transaction or series of related transactions with an aggregate purchase price less than or equal to $15,000,000;

(ii)	sell, lease, exchange, transfer or otherwise dispose of, or create any Encumbrances on, assets in one or a series of related transactions with a fair market value in excess of $15,000,000; provided that the Company shall obtain the approval of the Executive Committee of the Board prior to entering into any such, or any agreement contemplating such, transaction or series of related transactions with a fair market value less than or equal to $15,000,000. “Encumbrance” means any charge, claim, community property interest, condition, conditional sale or other title retention agreement, covenant, easement, encumbrance, equitable interest, exception, lien, mortgage, option, pledge, reservation, right of first refusal, right of first offer, use restriction, right of way, security interest, servitude, statutory lien, variance, warrant, or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership;

(iii)	incur or guarantee any indebtedness for borrowed money or issue any debt securities of the Company in excess of $15,000,000; provided, that the Company shall obtain the approval of the Executive Committee of the Board prior to entering into any such, or any agreement contemplating such a transaction or series of related transactions with an aggregate value less than or equal to $15,000,000;

(iv)	issue any capital stock of the Company (“Shares”) or other equity securities or securities convertible into, exercisable or exchangeable for equity securities of the Company with an aggregate purchase price or fair market value greater than or equal to $15,000,000; provided, that the Company shall obtain the approval of the Executive Committee of the Board prior to entering into any such, or any agreement contemplating such a transaction or series of related transactions with an aggregate fair market value less than or equal to $15,000,000

(v)	in one or a series of related transactions with a fair market value in excess of $15,000,000 (A) merge or consolidate with another Person; (B) sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets; (C) purchase, lease, exchange or otherwise acquire all or substantially all of the assets of another Person; (D) enter into any other business combination transaction; or (E) enter into any agreement contemplating such actions; provided that the Company shall obtain the approval of the Executive Committee of the Board prior to entering into any such purchase, lease or acquisition with a fair market value less than or equal to $15,000,000; in each case above, other than transactions between the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company;

(vi)	voluntarily initiate any bankruptcy, dissolution, liquidation or winding up or any analogous proceeding in any jurisdiction with respect to the Company or any of its Subsidiaries;

(vii)	enter into or amend any joint venture or partnership with any other Person if the value of such joint venture or partnership exceeds $15,000,000 (inclusive of all Shares, debt or other securities contributed thereto); provided that the Company shall obtain the approval of the Executive Committee of the Board prior to entering into or amending any joint venture or partnership with a value less than or equal to $15,000,000;

(viii)	approve the removal of a Director for cause;

(ix)	establish committees of the Board; it being understood that this clause (ix) shall not apply to Subsidiaries of the Company;

(x)	enter into, amend or modify any contract with any Affiliate of the Company (except (A) contracts solely among wholly-owned Subsidiaries of the Company or the Company and one or more wholly-owned Subsidiaries of the Company (B) reinsurance contracts entered between the Company or its Subsidiaries and any such Affiliate in the ordinary course of business and on a negotiated, arm’s length basis), and in respect of such a matter a Majority Board Vote shall include, until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, at least one Lightyear Designee; or

(xi)	consummate any public offering of Common Stock (other than a public offering pursuant to the exercise of a Demand Request pursuant to Sections 6.1 or 6.2).

(b)       Notwithstanding anything to the contrary in this Section 3.5, the Company shall not, nor shall the Company cause or permit any of its Subsidiaries to, without the approval of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board, including until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, at least one Lightyear Designee:

(i)	amend or modify the Charter or Bylaws, or, in the case of the Company’s Subsidiaries, their respective articles of incorporation, bylaws or equivalent documents; or

(ii)	declare or pay any dividends or distributions on Shares or repurchase or redeem any Shares or other securities of the Company or its Subsidiaries (other than wholly-owned Subsidiaries) on a non-pro rata basis; provided that the foregoing shall not require Board approval for any dividend or distribution in the ordinary course of business made by a direct or indirect wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company.

(c)        Committees of the Board. The Board may designate one or more committees, in addition to those set forth in this Section 3.5(c), each of which shall consist of one or more of the Directors; provided that until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, a Lightyear Designee shall have the right to be a member of any such committee. Such committee or committees shall have such name or names as the Board may from time to time determine. No committee member may continue to serve on such committee beyond the time at which he ceases to be a Director. Directors will be designated to serve on the following committees in the manner specified below:

(i)	Executive Committee. The Executive Committee shall at all times consist of three (3) Directors, two (2) of whom shall at all times be Partnership Designees (who shall initially be Cameron MacDonald and Rob Kittel) and one (1) of whom shall at all times be Way (until he is no longer a Director); provided that until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, the Executive Committee shall in addition consist of an additional Director who shall be a Lightyear Designee.

(ii)	Compensation Committee. The Compensation Committee shall at all times consist of three (3) Directors, two (2) of whom shall at all times be Partnership Designees (who shall initially be Cameron MacDonald and Rob Kittel) and one (1) of whom shall at all times be Way (until he is no longer a Director); provided that until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, the Compensation Committee shall in addition consist of an additional Director who shall be a Lightyear Designee.

(iii)	Audit Committee. The Audit Committee shall at all times consist of three (3) Directors, two (2) of whom shall at all times be Partnership Designees (who shall initially be Bill Andrus and Rob Kittel ) and one (1) of whom shall at all times be designated by Way (who shall initially be Robert Creager (Chairman)); provided that until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, the Audit Committee shall in addition consist of an additional Director who shall be a Lightyear Designee.

Section 3.6 Governance of the Company’s Subsidiaries. None of the Company’s Subsidiaries may take any action that cannot be taken by the Company, unless such action, or the delegation of the authority to determine whether to take such action, is approved by the Board or by one or more stockholders of such Subsidiary, as applicable, in the same manner as required if the Company were to take such action.

Section 3.7 Directors’ and Officers’ Liability Insurance. The Company shall maintain directors’ and officers’ liability insurance at commercially reasonable levels with reputable, creditworthy insurers.

ARTICLE IV

CERTAIN RESTRICTIONS ON TRANSFERS OF SHARES

Section 4.1         Permitted Transfers.

(a)       Subject to the terms hereof, a Stockholder may at any time transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of its Shares (“Transfer”) (i) to any Person (all Persons acquiring Shares from a Stockholder, and all subsequent transferees of any such Person, being sometimes referred to collectively as “Transferees” and individually as a “Transferee”) in transactions registered under the Securities Act of 1933, as amended (the “Securities Act”) following, or in connection with, an IPO; (ii) to any Controlled Affiliate; (iii) to the extent permitted or required by Section 4.1(b), Section 4.2, Section 4.4 or Section 4.5, including any sale that will permit the drag-along or tag-along rights set forth therein to be exercised; (iv) to any Person if such Transfer is approved by unanimous approval of the Board prior to making such Transfer; (v) to any member of such Stockholder’s immediate family (which shall mean any parent, grandparent, great-grandparent, child, grandchild or great-grandchild of such Stockholder and shall include adoptive relationships) or to a trust or other estate planning vehicle for the primary benefit of said Stockholder or family member, or if said family member is a minor, to any person as custodian for such minor, provided that no such Transfer under this clause (v) may be effected unless such Stockholder has notified, and disclosed the details of, such proposed Transfer to the Board and the Board has approved such proposed Transfer (such approval not to be unreasonably withheld or delayed); or (vi) to any limited partner of the Partnership pursuant to, and in accordance with, the terms of the Limited Partnership agreement governing the Partnership (any Transfer under (i), (ii), (iii), (iv), (v), or (vi) above, a “Permitted Transfer”); provided, however, in each case, that such Permitted Transfer shall comply with Section 4.7 and Section 4.8.

(b)       Notwithstanding anything to the contrary set forth in the foregoing Section 4.1(a), prior to the consummation of the transactions contemplated by the Remaining Shares Purchase Agreement and until the Remaining Shares Purchase Agreement is terminated in accordance with its terms, the Selling Stockholders may not make any Transfer to any Person. In the event the Remaining Shares Purchase Agreement is terminated in accordance with its terms, the Selling Stockholders may thereafter make a Transfer to any Person of any shares of Common Stock that any such Selling Stockholder still owns without being subject to the provisions of this Article IV, other than the provisions of Sections 4.2 (provided that, (i) notwithstanding the terms of Section 4.2, only the Partnership, and not any other Major Stockholder, shall be entitled to the right of first offer, and such right shall apply in respect of all of the shares proposed to be sold, pursuant to Section 4.2 with respect to such Transfer) and (ii) if the Selling Stockholder has not provided a Sale Offer to the Partnership in accordance with Section 4.2, such Selling Stockholder will remain subject to Section 4.5), and 4.7.

Section 4.2 Right of First Offer. (a) Except in a Transfer permitted or required by (1) Section 4.1 (other than a Transfer permitted or required by Section 4.1(a)(iii)), (2) Section 4.4 and (3) with respect to the Tag-Along Holders, Section 4.5, a Stockholder may only Transfer Shares to a Person if it shall have presented to each of the Major Stockholders (or only the Partnership, in the case of a Transfer made pursuant to Section 4.1(b)) a written offer (a “Sale Offer”) to sell to each such Major Stockholder (or the Partnership, in the case of a Transfer made pursuant to Section 4.1(b)) its pro rata share (based on its share of Common Stock on a fully-diluted (“Fully-Diluted”) basis) of such Shares (the “Offered Stock”). Each Sale Offer shall include a description of the material terms of such sale, including the terms on which the Offered Stock would be sold, the quantity of Offered Stock and the proposed closing date. Each Sale Offer shall be identical in all respects to each other Sale Offer, except with respect to the quantity of Offered Stock. The price allocable on a per share basis to Voting Common Stock and Non-Voting Common Stock with respect to any Transfer shall be the same.

(b)       Each Major Stockholder (or the Partnership, in the case of a Transfer made pursuant to Section 4.1(b)) shall have thirty (30) days from and after receiving a Sale Offer to accept such Sale Offer (including, without limitation, agreeing to purchase all of the Offered Stock offered to it thereunder). If all of the Major Stockholders accept their respective Sale Offers, the selling Stockholder shall sell the Offered Stock to the Major Stockholder(s) on the terms set forth in the corresponding Sale Offer. If any Major Stockholder does not accept its Sale Offer for the entire amount of its Offered Stock (the aggregate amount of such remaining Offered Stock, the “Remaining Offered Stock”), the selling Stockholder shall deliver written notice (specifying the number of shares of Remaining Offered Stock) to the other Major Stockholders who have elected to accept their Sale Offer, and each such Major Stockholder shall have five (5) business days therefrom to elect to increase the quantity of Offered Stock purchased by them to include all, but not less than all, of the Remaining Offered Stock, and if more than one such Major Stockholder so elects, such Remaining Offered Stock shall be divided among such electing Major Stockholders pro rata among such electing Major Stockholders.

(c)       If the Major Stockholders do not agree to acquire all of the Shares proposed to be transferred, then the selling Stockholder may complete the Transfer of all of the Offered Stock to a third party within six (6) months after the date the Sale Offer was first provided on terms no less favorable to the selling Stockholder than the terms set forth in the Sale Offer (including at no less favorable a price), subject to receiving the consent of the Company solely as to the identity of the proposed transferee (such consent not to be unreasonably withheld, conditioned or delayed).

(d)       The failure of any Major Stockholder to accept a Sale Offer will not result in a loss of, or be deemed a waiver of, any of such Major Stockholder’s rights under Section 4.5 in connection with the sale of any particular Shares.

Section 4.3 Post-IPO Lock-Up. (a) Following an initial public offering of Common Stock (an “IPO”), but only to the extent and for the duration that the managing underwriter of such IPO requires it, no Major Stockholder shall Transfer any Shares to a third party that is not an Affiliate of such Major Stockholder (a “Third Party Purchaser”) in a Rule 144 or Regulation S sale transaction; provided that, if such Major Stockholder registers any of its Shares in such IPO, the restriction on Transfers set forth in this Section 4.3 shall only apply if there is, and for the duration of, any restriction on Transfers agreed by such Major Stockholder in connection with such registration.

(b)       “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of the foregoing definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. No Stockholder shall be deemed to be an Affiliate of another Stockholder solely as a result of being a Stockholder of the Company.

Section 4.4 Drag Along Rights. (a) If the Partnership and/or other Stockholders, if any, determine collectively to Transfer fifty percent (50%) or more of the shares of Common Stock (on a Fully-Diluted basis) outstanding in the aggregate to a Third Party Purchaser (such transaction, a “Drag-Along Sale”), then the Partnership may, at its option, at least thirty (30) days prior to consummating such Drag-Along Sale, give written notice (a “Drag-Along Notice”) to the other non-selling Stockholders stating that the Partnership is exercising its rights under this Section 4.4 to cause each such Stockholder to Transfer its Shares (as determined in accordance with this Section 4.4(a)) in such Drag-Along Sale and describing the material terms of such Drag-Along Sale, including the identity of the Third Party Purchaser, the terms on which Shares are to be Transferred, the Sale Percentage and the proposed closing date. “Sale Percentage” means a fraction, the numerator of which is the number of shares of Common Stock (on a Fully-Diluted basis) in the aggregate that the applicable Stockholders have determined to Transfer in a Drag-Along Sale or Tag-Along Sale, as the case may be, and the denominator of which is the total number of shares of Common Stock (on a Fully-Diluted basis) then owned by such Stockholders, without duplication.

(b)       Upon receiving a Drag-Along Notice, each other non-selling Stockholder shall, in accordance with such Drag-Along Notice, Transfer to the Third Party Purchaser named in the Drag-Along Notice, on the same terms as (subject to this Section 4.4(b), Section 4.4(e) and Section 4.4(f)) and simultaneously with, the Drag-Along Sale, a number of shares of Common Stock equal to the number of shares of Common Stock (on a Fully-Diluted basis) then owned by it multiplied by the Sale Percentage.

(c)        Notwithstanding anything in this Agreement to the contrary, no Transfer by a Stockholder shall be permitted from the time that a Drag-Along Notice is given until the earlier of (i) the consummation of such Drag-Along Sale (other than any Transfer by a Stockholder in such Drag-Along Sale) and (ii) sixty (60) days after the Partnership delivers the Drag-Along Notice.

(d)       A Stockholder shall Transfer all of its Voting Common Stock prior to Transferring any Non-Voting Common Stock under this Section 4.4 and under Section 4.5.

(e)        In connection with any Drag-Along Sale, no Stockholder shall be required to agree to any indemnification provision that would result in such Stockholder having to indemnify a Person for an amount in excess of the proceeds received by such Stockholder in such Drag-Along Sale (except to the extent such indemnification relates to such Stockholder’s authority to sell, the enforceability of such Stockholder’s agreement to sell or such Stockholder’s ownership of the Shares being sold).

(f)        Each Stockholder agrees, in connection with any Drag-Along Sale, to reasonably cooperate with the Partnership and any other selling Stockholders as they may reasonably request to consummate such Drag-Along Sale.

Section 4.5 Tag Along Rights. (a) Prior to the occurrence of the first underwritten public offering of Common Stock following which aggregate proceeds of not less than $30 million have been received in respect of such offering and any prior underwritten public offerings (a “Qualified IPO”), any Major Stockholder and/or any of its Controlled Affiliates may Transfer its Shares to a Third Party Purchaser (such transaction, a “Tag-Along Sale”), provided that such Major Stockholder and/or its Controlled Affiliates, as the case may be, give written notice (a “Tag-Along Notice”), at least twenty (20) days prior to consummating such Tag-Along Sale, to the other Major Stockholders (the “Tag-Along Holders”) stating that such Major Stockholder and/or its Controlled Affiliates, as applicable, desire to Transfer their Shares and describing the material terms of such Tag-Along Sale, including the identity of the Third Party Purchaser, the terms on which Shares are to be Transferred, the Sale Percentage and the proposed closing date. At least three (3) days prior to the proposed closing date identified in the Tag-Along Notice, each Tag-Along Holder may, at its option, notify the selling Major Stockholder and/or its Controlled Affiliates that it desires to Transfer, on the same terms as and simultaneously with the Tag-Along Sale, a number of Shares equal to the number of shares of Common Stock (on a Fully-Diluted basis) then owned by such Tag-Along Holder and/or its Controlled Affiliates multiplied by the applicable Sale Percentage (the “Tag-Along Shares,” and, together with the Shares to be Transferred by such selling Major Stockholder and/or its Controlled Affiliates, the “Total Tag-Along Shares”), and such Tag-Along Holder shall be permitted to Transfer such Tag-Along Shares in accordance with this Section 4.5; provided, however, that if a Third Party Purchaser desires to purchase fewer Shares than the Total Tag-Along Shares, then the number of Shares to be sold by the Major Stockholders and/or their Controlled Affiliates participating in such Tag-Along Sale (including, for this purpose, the selling Major Stockholder and its Controlled Affiliates) to such Third Party Purchaser shall be reduced, and each Major Stockholder participating in such Tag-Along Sale under this Section 4.5(a) (including, for this purpose, the selling Major Stockholder and its Controlled Affiliates) shall be entitled to Transfer to such Third Party Purchaser an amount of Shares equal to (x) such Major Stockholder’s Tag-Along Shares (or, in the case of the selling Major Stockholder and its Controlled Affiliates, the Shares originally proposed to be sold in the Tag-Along Sale), multiplied by a fraction, the numerator of which is (y) the total number of Shares the Third Party Purchaser desires to purchase in the Tag-Along Sale, and the denominator of which is (z) the total number of Total Tag-Along Shares.

(b)       Each Tag-Along Holder agrees, in connection with any Tag-Along Sale in which such Tag-Along Holder is participating pursuant to Section 4.5(a), to reasonably cooperate with the selling Major Stockholder and/or its Controlled Affiliates as such selling Major Stockholder and/or its Controlled Affiliates may reasonably request to consummate such Tag-Along Sale.

(c)       This Section 4.5 shall not apply to any Transfer made pursuant to Section 4.1(b).

Section 4.6 Effect of Impermissible Transfer. Any Transfer of Shares by a Person not in compliance with this Agreement shall be null and void ab initio.

Section 4.7 Agreement to Be Bound. No Transfer of Shares shall be effective (and the Company shall not transfer on its books any such Shares), including any Transfer to an Affiliate of a Stockholder or to another Stockholder, unless (i) the certificates representing such Shares issued to the Transferee bear the legend, to the extent applicable, provided in Section 4.8 and (ii) the Transferee has executed and delivered to the Company, as a condition precedent to such Transfer, an instrument or instruments in form and substance reasonably satisfactory to the Company confirming that the Transferee agrees to be bound by the terms of this Agreement as a Stockholder.

Section 4.8 Legend. All Shares issued to Stockholders after the date hereof shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR ANY EXEMPTION THEREFROM UNDER SAID ACT AND ANY SUCH LAWS APPLICABLE THERETO AND THE RULES AND REGULATIONS THEREUNDER.”

“IN ADDITION, THE VOTING AND TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND THE RIGHTS OF A HOLDER OF SUCH CERTIFICATE ARE SUBJECT TO, THE TERMS AND CONDITIONS CONTAINED IN A AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, DATED AS OF, MARCH 12, 2014, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. THE COMPANY WILL NOT TRANSFER ON ITS BOOKS ANY CERTIFICATES REPRESENTING SUCH SECURITIES NOR ISSUE ANY CERTIFICATES IN LIEU THEREOF UNLESS ALL THE CONDITIONS FOR TRANSFER CONTAINED IN SUCH STOCKHOLDERS’ AGREEMENT HAVE BEEN COMPLIED WITH, AND A PURPORTED TRANSFER NOT IN ACCORDANCE WITH THE TERMS THEREOF SHALL BE NULL, VOID AND OF NO EFFECT.”

The legend set forth immediately above shall be removed from the certificates with respect to any Shares when this Agreement no longer applies to such Shares as provided herein.

Section 4.9 Subsequent Acquisitions. The provisions of this Article IV shall apply to any acquisition of Shares by a Stockholder after the date of this Agreement.

ARTICLE V

PREEMPTIVE RIGHTS

Section 5.1 Preemptive Rights. (a) Prior to a Qualified IPO, each Major Stockholder shall, subject to the terms of this Section 5.1, have the right to purchase, at its sole discretion, from the Company additional Shares (including debt or equity securities convertible into such Shares of the Company) or capital stock of any of the Company’s Subsidiaries (including debt or equity securities convertible into capital stock of such Subsidiary) in the amounts and at the times and prices provided for in this Section 5.1, which option shall be exercisable from time to time upon each issuance by the Company (or any of its Subsidiaries) of such Shares or other capital stock. Except as otherwise provided in this Section 5.1, upon each issuance of Shares or other capital stock by the Company or any of its Subsidiaries, each Major Stockholder shall have the right to purchase from the Company or the Company’s Subsidiary, as the case may be, such Major Stockholder’s Proportionate Equity Interest in such issuance. “Proportionate Equity Interest” means:

(i)	Company Shares/Existing Class: in the case of the issuance of Shares of a class of preferred stock of the Company or Common Stock with respect to which shares are issued and outstanding prior to such issuance, a fraction, (x) in the case of an issuance of preferred stock of the Company, the numerator of which is the total number of shares of such preferred stock owned by such Major Stockholder and the denominator of which is the total number of shares of preferred stock of the Company issued and outstanding, and (y) in the case of an issuance of Common Stock, the numerator of which is the total number of shares of Common Stock owned by such Major Stockholder and the denominator of which is the total number of shares of Common Stock issued and outstanding (in each case, assuming the conversion of all Non-Voting Common Stock and any preferred stock of the Company into Voting Common Stock);

(ii)	Company Shares/New Class: in the case of the issuance of a new class of Shares, a fraction, the numerator of which is the total number of shares of Common Stock owned by such Major Stockholder and the denominator of which is the total number of shares of Common Stock issued and outstanding;

(iii)	Subsidiary Capital Stock/Any Class: in the case of the issuance of any capital stock of a Subsidiary of the Company (including debt or equity securities convertible into capital stock of such Subsidiary) to any Person other than the Company or any wholly owned Subsidiary of the Company, the sum of (A) the percentage (expressed as a fraction) that is such Major Stockholder’s indirect equity interest in the Subsidiary, expressed as the result of multiplying such Major Stockholder’s Proportionate Equity Interest in the Company by the Company’s percentage voting interest in the Subsidiary, plus (B) the percentage (expressed as a fraction) that is such Major Stockholder’s direct voting interest in the Subsidiary; and

(iv)	Other: with respect to any issuance not addressed by the foregoing clauses (i) through (iii), the formulae set forth in such clauses shall be equitably adjusted to achieve a result that is substantially consistent with such clauses.

(b)            In the event the Company issues Voting Common Stock, each Major Stockholder may elect, within ten (10) business days after receiving notice from the Company of such issuance, to receive, and upon such election shall receive, Non-Voting Common Stock in lieu of Voting Common Stock.

(c)            In the event a Major Stockholder elects to exercise its rights under this Section 5.1, the purchase price per share of capital stock being issued shall be equal to the sale price per share of capital stock being sold.

(d)            The Company shall give each Major Stockholder ten (10) business days’ prior written notice of the Company’s (or its Subsidiary’s) intention to issue Shares or other capital stock. Such notice from the Company shall set forth the price and a description of the material terms of the security being issued (or, in lieu thereof, the constituent documents defining the rights of the holder of the securities). If a Major Stockholder desires to exercise its right under this Section 5.1 to purchase Shares from the Company, such Major Stockholder shall give written notice to the Company of its intent to exercise its right at least three (3) business days prior to the proposed date of issuance identified in such notice from the Company. The Company or its Subsidiary, as the case may be, shall issue the required number of Shares or shares of capital stock, as the case may be, against delivery of the purchase price therefor under this Section 5.1 on the same date as the other purchasers purchase Shares or other capital stock. Each Major Stockholder shall have the right to exercise the right provided for under this Section 5.1 in whole or in part as to each transaction giving rise to the right. In the event that the transaction set forth in the Company’s notice shall not be consummated within ninety (90) days after the date of the Company’s original notice under this Section 5.1 (and provided that any such consummation involving third parties shall be on terms no less favorable to the Company than the terms set forth in the Company’s notice (including at no less favorable a price)), the Company shall be required to give a new notice of such transaction, and any Major Stockholder’s original notice of its intent to exercise any right under this or failure to give notice shall be of no further force or effect.

Section 5.2     Exceptions. The provisions of Section 5.1 shall not apply to the issuance of Shares or other capital stock (i) pursuant to an incentive compensation plan or employment agreement or arrangement of the Company or any of its Subsidiaries, (ii) as consideration in connection with the acquisitions of businesses or assets; (iii) pursuant to the exercise of a convertible security or instrument; (iv) to any pro-rata (by class) stock dividend; (v) in connection with any recapitalization or reclassification transaction in which the Company is issuing the subject securities in replacement of securities and is not being paid in respect thereof; or (vi) with respect to preferred stock of the Company, the implementation of anti-dilution adjustments in favor of the preferred stock pursuant to the Charter.

ARTICLE VI

REGISTRATION RIGHTS

Section 6.1 Demand Registration. (a) At any time to effect an IPO or at any time after an IPO, any Major Stockholder other than Lightyear or any Selling Stockholder and, at any time after an IPO or at any time following the fourth anniversary of the expiration of the Second Purchase Period to effect an IPO, a Selling Stockholder (such Major Stockholder or Selling Stockholder, an “Eligible Demanding Stockholder”), may make four (4) requests that the Company file a registration statement under the Securities Act (including a “shelf” registration statement pursuant to Rule 415 under the Securities Act (a “Shelf Registration”)) of all or a portion of such Stockholder’s shares of Voting Common Stock (any such request, a “Demand Request”); provided that the aggregate estimated fair market value of such Shares (as determined by the Board acting in good faith) is at least $7,000,000, which such limitation shall not apply to a Selling Stockholder; provided, further, that no Demand Request with respect to effecting an IPO may be made by an Eligible Demanding Stockholder (other than a Selling Stockholder, with respect to which, for the avoidance of doubt, no Board approval shall be required) unless the Board has approved the IPO and such Stockholder’s Demand Request. Any Demand Request shall be made by delivering to the Company written notice stating that the Demand Request is being exercised, specifying the number of shares of Voting Common Stock to be included in such registration statement (the shares subject to such request, the “Demand Shares”) and describing the intended method of distribution thereof, which may include an underwritten offering. Upon receiving a Demand Request, the Company shall give prompt written notice of such requested registration to all other Stockholders holding two percent (2%) or more of the Fully-Diluted shares at such time and, subject to the terms of Section 6.1(c) hereof, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all shares of Voting Common Stock with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice (such additional shares, also “Demand Shares”). In accordance with Section 6.3, the Company shall (i) file as promptly as practicable a registration statement on such form as the Company may reasonably deem appropriate (it being understood that if the Demand Request was for a Shelf Registration, then it shall provide for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, and if the Company is eligible for use of an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act, such registration shall occur on such form) providing for the registration of the sale of such Demand Shares pursuant to the intended method of distribution (a “Demand Registration”) and (ii) use its reasonable best efforts to cause such registration statement promptly to become effective under the Securities Act and cause it to remain effective until all Demand Shares have been sold. Notwithstanding the foregoing, in the event that an Eligible Demanding Stockholder makes a Demand Request (such Stockholder, a “Demanding Stockholder”), unless such Demand Request was to effect an IPO and the Board did not approve the IPO and such Demand Request, no other Eligible Demanding Stockholder shall be entitled to make a Demand Request until sixty (60) days following the earlier of the withdrawal of such request and the effectiveness, under the Securities Act, of the registration statement covering the Demand Shares; provided, that nothing contained in this sentence shall restrict any Stockholder from making a Piggy-Back Request.

(b)            Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone or delay, for reasonable periods of time, but in no event more than an aggregate of one-hundred twenty (120) days during any twelve (12) month period (a “Blackout Period”), the filing or effectiveness of any Demand Registration if the Company shall determine that any such filing or offering of shares of Voting Common Stock would be reasonably likely to (i) in the good faith judgment of the Board, impede, delay or otherwise interfere with any pending or contemplated material acquisition, divestiture, corporate reorganization or other financing or other material transaction involving the Company, (ii) in the good faith judgment of the Board, require disclosure of material nonpublic information (other than information relating to an event described in clause (i)) which, if disclosed at such time, would be harmful to the best interests of the Company and its Stockholders or (iii) would otherwise be impermissible under applicable Law. The Company shall give written notice to the Demanding Stockholder of its determination to postpone or delay the filing or effectiveness of any Demand Registration; provided, however, that the Demanding Stockholder may, at any time during a Blackout Period that occurs prior to the effectiveness of the Demand Registration, withdraw its Demand Request with respect to all Demand Shares covered thereby and such Demand Request will not be counted as a Demand Request.

(c)            Notwithstanding Section 6.1(a), in connection with an underwritten offering, if the managing underwriter or underwriters reasonably and in good faith shall have advised the Company or the Demanding Stockholder that, in its opinion, the number of Demand Shares subject to a Demand Request exceeds the number which reasonably can be sold in such offering, the Company shall include in such registration the number of Shares that, in the opinion of such managing underwriter or underwriters, can be sold in such offering without adversely affecting the marketability of such offering, pro rata among the respective holders thereof on the basis of the amount of Demand Shares requested to be included in the registration; provided, however, that (i) if a Selling Stockholder is the Demanding Stockholder, then such Selling Stockholder’s Shares shall have first priority to be included in the registration and offering and (ii) as a result of any reduction pursuant to this paragraph (c), the Demanding Stockholder may withdraw its Demand Request with respect to all Demand Shares covered thereby and such Demand Request will not be counted as a Demand Request, in which event the Company shall withdraw, terminate and/or take such other actions as are reasonably necessary such that any registration statement previously filed in connection with such Demand Request shall not become, or shall cease to be, effective and no sales will be made thereunder. If the Company intends to include any Shares in a Demand Registration, the Company’s allocation shall first be subject to reduction before the number of Demand Shares to be registered by the Demanding Stockholders is subject to any reduction. In connection with any underwritten Demand Registration, the managing underwriter for such Demand Registration shall be selected by the holders of a majority of the Demand Shares proposed to be included in such Demand Registration, subject to approval by the Company (such approval not to be unreasonably withheld or delayed).

Section 6.2 Piggy-Back Registration. (a) If at any time, the Company proposes to register any Shares under the Securities Act (other than in connection with dividend reinvestment plans, rights offerings or a registration statement on Form S-4 or S-8 or any similar successor form) on its behalf or on behalf of any Stockholder pursuant to Section 6.1, the Company shall give each Stockholder that holds two percent (2%) or more of the Fully-Diluted Shares at such time (a “Piggy-Back Stockholder”) written notice of its intent to do so not less than fifteen (15) business days prior to the contemplated filing date for such registration statement. Upon the written request of any Piggy-Back Stockholder (a “Piggy-Back Request”), given within ten (10) business days after such Piggy-Back Stockholder is deemed to have been given any such written notice (which request shall specify the number of shares of Voting Common Stock requested to be registered on behalf of such Piggy-Back Stockholder), the Company shall include in such registration statement (a “Piggy-Back Registration”), subject to the provisions of Section 6.2(b), the number of shares of Voting Common Stock set forth in such Piggy-Back Request. No registration effected pursuant to this Section 6.2 shall relieve the Company of its obligations to effect Demand Registrations pursuant to Section 6.1 hereof.

(b)            In the event that the Company proposes to register shares of Voting Common Stock in connection with an underwritten offering and a nationally recognized investment banking firm selected by the Company to act as managing underwriter thereof reasonably and in good faith shall have advised the Company, or any Piggy-Back Stockholder intending to offer shares of Voting Common Stock in the offering, that, in its opinion, the inclusion in the registration statement of some or all of the shares of Voting Common Stock sought to be registered by such Piggy-Back Stockholder would adversely affect the price or success of the offering, the Company shall include in such registration statement such number of shares of Voting Common Stock as the Company is advised by such underwriter can be sold in such offering without such an effect (the “Maximum Number”), as follows and in the following order of priority: (i) first, such number of shares of Voting Common Stock as the Company intended to be registered and sold by the Company if such registration is initiated by the Company, and (ii) second, if and to the extent that the number of shares of Voting Common Stock to be registered under clause (i) is less than the Maximum Number, such number of shares of Voting Common Stock as Demanding Stockholders and any such Piggy-Back Stockholders shall have intended to register. In the event that the amount of shares of Voting Common Stock to be registered under clause (ii) exceeds the difference between the Maximum Number and the amount of shares of Voting Common Stock registered under clause (i), each Demanding Stockholder and Piggy-Back Stockholder shall be entitled to register their shares of Voting Common Stock on a pro rata basis, according to the total number of shares of Voting Common Stock requested to be registered by each such Stockholder.

(c)            In connection with any underwritten Piggy-Back Registration, the managing underwriter for such Piggy-Back Registration shall be selected by the Company subject to approval by the holders of a majority of shares of Voting Common Stock included in such Piggy-Back Registration (such approval not to be unreasonably withheld or delayed).

Section 6.3             Registration Procedures.     (a) In connection with each registration statement prepared pursuant to this Article VI, and in accordance with the intended method or methods of distribution of shares of Voting Common Stock as described in such registration statement, the Company shall, as soon as reasonably practicable:

(i)	prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate registration form of the SEC (it being understood that if the Demand Request was for a Shelf Registration, then it shall provide for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, and if the Company is eligible for use of an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act, such registration shall occur on such form) and use its reasonable best efforts to cause such registration statement to become effective promptly and shall cause it to remain effective, which registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel for each Stockholder selling shares of Voting Common Stock under such registration statement (a “Registering Stockholder”) draft copies of all such documents proposed to be filed at least ten (10) business days (in the case of a Demand Registration) or five (5) business days (in the case of a Piggy-Back Registration) prior to such filing, which documents will be subject to the reasonable review and comment of such Registering Stockholder and its agents and representatives and underwriters, if any; provided, further, that the Company shall not file any registration statement in respect of a Demand Registration or amendment or supplement thereto to which the Partnership shall have a reasonable basis for objecting, or the underwriters, if any, shall (independently and without any influence by the Westaim Corporation in connection with such determination) object;

(ii)	furnish without charge to each Registering Stockholder, and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by any Registering Stockholder or underwriter) and such number of copies of the registration statement and each amendment or supplement thereto and the summary, preliminary, final, amended and supplemented prospectuses, as applicable, included in such registration statement as each Registering Stockholder and/or underwriter may reasonably request in order to facilitate the public sale or other disposition of the shares of Voting Common Stock being sold by such Registering Stockholders (the Company hereby consents to the use in accordance with the U.S. securities laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by each Registering Stockholder and/or underwriter, if any, in connection with the offering and sale of the shares of Voting Common Stock covered by such registration statement or prospectus);

(iii)	except as set forth in Section 6.1 hereof, use its reasonable best efforts to keep such registration statement effective (i) in the case of a Shelf Registration, until the earlier of (A) such time as all of the shares of Common Stock covered by the registration statement have been disposed of and (B) the date on which the Company cannot extend the effectiveness of such Shelf Registration because it is no longer eligible for use of Form S-3 and (ii) in the case of a registration other than a Shelf Registration for the shorter of (A) one hundred and eighty (180) days and (B) such time as all of the shares of Common Stock covered by the registration statement have been disposed of (the “Effective Period”), and to prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration statement for the Effective Period and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

(iv)	use its reasonable best efforts to register or qualify the shares of Voting Common Stock covered by such registration statement under, and to the extent required by, the securities and blue sky laws of any jurisdiction, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be necessary to enable each Registering Stockholder and/or underwriter to consummate the disposition of such shares of Voting Common Stock in such jurisdictions; provided, however, that in no event shall the Company be required to (A) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (iv), be required to be so qualified, (B) execute or file any general consent to service of process under the laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the Voting Common Stock covered by the registration statement or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so but for this paragraph (iv);

(v)	use its reasonable best efforts to cause the shares of Voting Common Stock to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable each Registering Stockholder to consummate the disposition of its shares of Voting Common Stock;

(vi)	use its reasonable best efforts to cause all shares of Voting Common Stock covered by such registration statement to be listed on the New York Stock Exchange or on the principal securities exchange or interdealer quotation system on which the Voting Common Stock is then listed or quoted, if any, or if the Voting Common Stock is not then so listed, cause all such shares of Voting Common Stock to be listed on a United States national securities exchange or secure designation of such shares of Voting Common Stock as a Nasdaq Capital Market security or secure National Association of Securities Dealers Automated Quotation authorization for such shares of Voting Common Stock;

(vii)	promptly notify each Registering Stockholder and the managing underwriter or underwriters, if any, after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of shares of Voting Common Stock for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) within the Effective Period, of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference, untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto, so that none will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(viii)	during the Effective Period, use its reasonable best efforts to obtain, as promptly as practicable, the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any shares of Voting Common Stock in any jurisdiction;

(ix)	deliver promptly to each Registering Stockholder and the managing underwriter or underwriters, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement, and permit each Registering Stockholder to conduct such investigation with respect to the information contained in or omitted from the registration statement as it deems reasonably necessary for the purpose of conducting customary due diligence with respect to the Company; provided, however, that any such investigation shall not interfere unreasonably with the conduct of the Company’s business;

(x)	use its reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all shares of Voting Common Stock covered by such registration statement not later than the effective date of such registration statement;

(xi)	cooperate with each Registering Stockholder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the shares of Voting Common Stock to be sold under the registration statement in a form eligible for deposit with the Depository Trust Company, not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such shares of Voting Common Stock to be issued in such denominations and registered in such names as the managing underwriter or underwriters, if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of each Registering Stockholder, in each case at least two (2) business days prior to any sale of shares of Voting Common Stock;

(xii)	cooperate with the Depository Trust Company in order to utilize the services of the Depository Trust Company;

(xiii)	in the case of an underwritten offering, use its reasonable best efforts to enter into an underwriting agreement customary in form and scope for underwritten offerings of the nature contemplated by the applicable registration statement;

(xiv)	use its reasonable best efforts to obtain an opinion from the Company’s counsel and a “comfort” letter from the Company’s independent public accountants (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and “comfort” letters in connection with offerings of the nature contemplated by the applicable registration statement; provided that such records and other information provided in furtherance of obtaining such documents shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

(xv)	not later than the effective date of the applicable registration statement, provide a CUSIP number for all shares of Voting Common Stock;

(xvi)	to make generally available to the Stockholders a consolidated earnings statement (which need not be audited) for a period of twelve (12) months beginning after the effective date of such registration statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earnings statement under Section 11(a) of the Securities Act and Rule 158 thereunder; and

(xvii)	use its reasonable best efforts to provide to counsel to each Registering Stockholder and to the managing underwriter or underwriters, if any, no later than the time of filing of any document which is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document.

(b)            In the event that the Company is required, pursuant to Section 6.3(a)(vii)(E) above, to notify any Registering Stockholder or the managing underwriter or underwriters, if any, of the happening of any event specified therein, the Company shall as promptly as practicable prepare and furnish to each Registering Stockholder and to each such underwriter a reasonable number of copies of a prospectus supplement or amendment so that, as thereafter delivered to purchasers of shares of Voting Common Stock, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Registering Stockholder agrees that, upon receipt of any notice from the Company pursuant to Section 6.3(a)(vii)(E) hereof, it shall, and shall use its reasonable best efforts to cause any sales or placement agent or agents for its shares of Voting Common Stock and the underwriters, if any, to, forthwith discontinue any disposition of shares of Voting Common Stock until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy or to deliver to the Company all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such shares of Voting Common Stock as soon as practicable after such Registering Stockholder’s receipt of such notice.

(c)            Each Registering Stockholder shall furnish to the Company in writing such information regarding such Registering Stockholder and its intended method of distribution of its shares of Voting Common Stock as the Company may from time to time reasonably request in writing, but only to the extent that such information is required in order for the Company to comply with its obligations under all applicable securities and other laws in connection with such registration and to ensure that the prospectus relating to such shares of Voting Common Stock conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. Each Registering Stockholder shall notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Registering Stockholder to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to shares of Voting Common Stock contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)            Each Stockholder agrees not to effect any public sale or distribution of any shares of Voting Common Stock, including any sale pursuant to Rule 144 under the Securities Act, and not to effect any such public sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the seven (7) days prior to, and during the one hundred and eighty (180) days (in the case of an IPO, otherwise ninety (90) days) (or such greater number of days as such Stockholder agrees with the underwriter of such offering) beginning on, the consummation of any underwritten public offering of the shares of Voting Common Stock covered by a registration statement referred to in Section 6.1 or Section 6.2 to the extent shares of Voting Common Stock are being sold thereunder.

(e)            (i) In the case of any Demand Registration pursuant to an underwritten offering, or in the case of a Piggy-Back Registration if the Company has entered into an underwriting agreement in connection therewith, all shares of Voting Common Stock to be included in such registration statement shall be subject to the applicable underwriting agreement and no Stockholder may participate in such registration unless such Stockholder agrees to sell such Stockholder’s shares of Voting Common Stock on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) which must be executed in connection therewith, and provides such other information to the Company or the underwriter as may be reasonably requested to register such Stockholder’s Voting Common Stock; provided that no Stockholder selling Voting Common Stock included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such Stockholder and such Stockholder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 6.5(b) hereof.

(ii) The Company hereby agrees that if it shall previously have received a Demand Request for an underwritten offering, and if such previous registration shall not have been withdrawn or abandoned, the Company shall not Transfer to a third party or third parties any shares of Voting Common Stock, any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company until the earlier of (A) one hundred and eighty (180) days after the effective date of such registration statement and (B) such time as all of the shares of Voting Common Stock covered by such registration statement have been distributed; provided, however, that notwithstanding the foregoing, the Company may Transfer shares of Voting Common Stock or such other securities (v) as part of such underwritten offering, (w) pursuant to a registration statement on Form S-8 or Form S-4 under the Securities Act or any successor or similar form, (x) upon the conversion, exchange or exercise of any security granted prior to such request, or (y) if such Transfer was publicly announced or agreed to in writing by the Company prior to the date of the receipt of such request pursuant to Section 6.1 or Section 6.2.

Section 6.4 Registration Expenses. The Company shall bear all expenses (other than commissions and underwriting discounts) in connection with any IPO or other registration of shares of Voting Common Stock pursuant to this Article VI and the fees and expenses of a single counsel selected by the holders of a majority of the Shares designated for registration by the Registering Stockholders. Each Registering Stockholder shall bear the fees and expenses of its own other agents and advisors, if any.

Section 6.5 Indemnification; Contribution. (a) The Company shall, and it hereby agrees to, indemnify and hold harmless each Registering Stockholder and its directors, officers, employees, managers, members, partners and controlling Persons (each, an “Affiliated Indemnified Party”), if any, and each underwriter, its partners, members, directors, officers, employees and controlling Persons, if any, in any offering or sale of shares of Voting Common Stock, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by the Company of any U.S. federal, state or common law rule or regulation applicable to the Company and relating to action required, or inaction, by the Company in connection with any such registration, and the Company shall, and it hereby agrees to, reimburse on an as incurred basis each Registering Stockholder, each Affiliated Indemnified Party, and any such underwriter for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such Person in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such Registering Stockholder (or any representative of such Registering Stockholder) in its capacity as a Stockholder expressly for use therein, or by such Registering Stockholder’s failure to furnish the Company, within seven (7) days following receipt by such Registering Stockholder of the Company’s request, with the information with respect to such Registering Stockholder or such Registering Stockholder’s intended method of distribution (to the extent the Company has not arranged for a plan of distribution or other marketing arrangements for such registration), in each case to the extent such information (1) is required in order for the Company to comply with its obligations under all applicable securities and other laws in connection with such registration statement or prospectus and (2) is the subject of such untrue statement or omission, or if such Registering Stockholder or such underwriter sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus (excluding any documents incorporated by reference therein) or of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to such Registering Stockholder or such underwriter, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of such Registering Stockholder or any Affiliated Indemnified Party and shall survive the transfer of such securities by such Registering Stockholder.

(b)            Each Registering Stockholder shall, and hereby agrees, to (i) indemnify and hold harmless the Company, its Directors, officers, employees and controlling Persons, if any, and each underwriter, its partners, managers, members, directors, officers, employees and controlling Persons, if any, in any offering or sale of shares of the Company’s Voting Common Stock, against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Registering Stockholder expressly for use therein, and (ii) reimburse the Company for any legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim; provided that, notwithstanding anything to the contrary contained herein, the foregoing obligation to indemnify shall be individual, not joint and several, for each Registering Stockholder and shall be limited in the aggregate to the net amount of proceeds received by such Registering Stockholder from the sale of Shares pursuant to such registration statement.

(c)            Promptly after receipt by an indemnified party under Section 6.5(a) or Section 6.5(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 6.5(a) or Section 6.5(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding; provided, however, that the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party in respect of such action or proceeding hereunder unless the indemnifying party was materially prejudiced by such failure of the indemnified party to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified party. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and the indemnifying party shall be liable for any expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party (in each jurisdiction where representation is reasonably required) with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the prior written consent of the indemnified party, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section  6.5(a) or Section 6.5(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation, does not subject the indemnified party to any injunctive relief or other equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d)            Each Stockholder and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 6.5(a) or Section 6.5(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of shares of Voting Common Stock. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 6.5(d) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 6.5(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6.5(d). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in this Section 6.5(d) hereof) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim; provided that the obligation to indemnify shall be individual, not joint and several, for each Registering Stockholder and shall be limited in the aggregate to the net amount of proceeds received by such Registering Stockholder from the sale of Shares pursuant to such registration statement.                   No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 6.6   Effect on Transfer Restrictions. Nothing in this Article VI shall affect, supersede or otherwise modify (a) any of the restrictions on Transfer set forth in Article IV or (b) any other provision of this Agreement in respect of any shares of Voting Common Stock not sold pursuant to a registration statement under this Article VI.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1    Stockholder Voting. (a) Each Stockholder agrees that it will vote, or cause to be voted, all Shares beneficially owned by it and its Affiliates (to the extent such Shares are entitled to vote) so as to give effect to the agreements contained in this Agreement, and no party hereto shall take any action directly as a Stockholder which would contravene or frustrate the implementation of these agreements. No Stockholder will vote in favor of any amendment or modification to either the Charter or the Bylaws that would contravene any term or condition of this Agreement.

(b)            If any Stockholder fails or refuses to vote or cause to be voted the Shares beneficially owned by it and its Affiliates as required by, or votes or causes to be voted such Shares in contravention of, the agreements contained in this Agreement, then the other Stockholders shall have an irrevocable proxy, which shall be deemed to be coupled with an interest, that will enable them, or any of them, to vote such Shares in accordance with such agreements, and each Stockholder hereby grants such an irrevocable proxy to the other Stockholders.

(c)            Each Stockholder agrees to execute from time to time in the future any document or documents required by law to keep the voting agreements contained in this Agreement in full force and effect throughout the term of this Agreement.

(d)            Except as required pursuant to this Section 7.1, no Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Shares nor shall any Stockholder enter into any stockholders’ agreement or arrangement of any kind with any Person with respect to the Shares on terms that are inconsistent with or which violate or conflict with the provisions of this Agreement including, but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares.

Section 7.2 Information Rights.

(a)            The Company shall furnish to each Major Stockholder, upon receipt of a reasonable request in writing:

(i)	promptly after they become available, but in no event later than forty-five (45) days after the close of each quarterly period of each fiscal year of the Company, unaudited consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles as of the end of and for each such quarterly period, and unaudited quarterly statutory financial statements of each Company Subsidiary which is a regulated insurance company (collectively, “Insurance Companies”), in each case as filed with the insurance department or commission of its domiciliary regulator and as of the end of and for each such quarterly period;

(ii)	promptly after they become available, but in no event later than ninety (90) days after the end of each fiscal year of the Company, audited consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles as of the end of and for each such fiscal year, in each case certified by an independent certified public accountant of recognized standing, together with a management letter summarizing the financial condition, results of operations and business of the Company as of the end of and for such fiscal year;

(iii)	promptly after they become available, audited annual statutory financial statements of each Insurance Company, as filed with the insurance department or commission of its domiciliary regulator;

(iv)	promptly after they become available the annual business plan and budget of the Company and its Subsidiaries; and

(v)	to the extent prepared and provided to the Directors, monthly financial statements.

(b)            Major Stockholders shall, upon reasonable request, have reasonable access to the officers and books and records (including, without limitation, rating agency material and financial information delivered to a Major Stockholder) of the Company and its Subsidiaries.

(c)            All Major Stockholders will be entitled to receive any and all written materials delivered to the Board in connection with any meeting of the Board at the same time and in the same manner as such materials are delivered to the Board, unless the provision of such materials to such Major Stockholder would result in the loss of a legal privilege.

(d)            Confidentiality. No Director or Stockholder who receives confidential information of the Company or its Subsidiaries shall use the confidential information for any purpose other than for the purposes for which it was provided by the Company, consistent with such person’s fiduciary duties to the Company where applicable. For the avoidance of doubt, any Stockholder may disclose (i) the existence of its investment in the Company, (ii) all such information as it is required to disclose in order to comply with all laws or rules of a securities exchange (including, without limitation, securities laws, exchange regulations, and regulatory filing requirements) applicable to it and its Controlled Affiliates and (iii) to any existing or prospective Affiliate, limited partner, partner, member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information. Each Stockholder shall be liable for the manner in which its Stockholder Designees use such confidential information. The Company, on behalf of itself and its Subsidiaries, hereby consents to the use of its and their respective names and logos in marketing or similar materials that may be used by a Major Stockholder for the purpose of raising investment funds affiliated with such Major Stockholder.

Section 7.3 Management Rights. Each Major Stockholder shall be entitled to receive from the Company at any time after the date of this Agreement, upon such Major Stockholder’s reasonable request, a “management rights letter” in substantially the form attached hereto as Annex F.

Section 7.4 Additional Stockholders.

(a)            As soon as reasonably practicable after (i) the Effective Time and (ii) the Transfer of any Shares permitted under the terms hereof, the Company shall amend Annex A and Annex B to reflect the number of Shares held by, and the name of, each Stockholder as at such time.

(b)            The provisions of this Agreement shall apply to all Shares granted or issued by the Company after the date of this Agreement pursuant to or in connection with any employment agreements between the Company and its employees or the Stock Plan, and the Company shall not grant or issue any such Shares unless and until the intended recipient thereof has executed a counterpart to this Agreement as a Stockholder.

Section 7.5 Rule 144. At all times after an IPO, the Company will use its reasonable efforts to file in a timely manner all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and, if at any time thereafter, the Company is not required to file such reports, it will use its reasonable efforts to make available to the public, to the extent required to permit the sale of Shares by any holder of Shares pursuant to Rule 144 under the Securities Act, current information about itself and its activities as contemplated by Rule 144 under the Securities Act, as it may be amended from time to time.

Section 7.6 No Enforcement of Prior Agreements. The parties hereto agree that they shall not enforce any rights that may continue to exist under (i) the Stockholders Agreement, dated August 2, 2006, by and among Lightyear, White Mountains Investments (Bermuda) Ltd., Lehman Brothers Merchant Banking Partners III, L.P., Lehman Brothers Merchant Banking Fund III, L.P., Lehman Brothers Merchant Banking Capital Partners V, L.P., LB I Group Inc., AlpInvest Partners CS investments 2006 C.V., AlpInvest Partners Later Stage co-Investments Custodian IIA B.V., Detlef Steiner, William Davis, Mary Sbaschnig, certain other Stockholders (as defined therein) signatory thereto and the Company; or (ii) the Prior Agreement. Notwithstanding anything contained herein or in any other agreement (written or oral) to the contrary, and notwithstanding whether or not another party who is or was or becomes a Stockholder has not executed this Agreement as contemplated herein, each Person who executes this Agreement who is or was or becomes a Stockholder agrees to be bound by the provisions, terms and conditions set forth herein notwithstanding the existence of any other stockholders agreement or other agreement that relates to the subject matter hereof and each such Person who executes and delivers this Agreement hereby expressly agrees not to enforce any other such agreement.

ARTICLE VIII

TERMINATION

Section 8.1     Termination of This Agreement. Except as set forth in Section 8.4 below, this Agreement shall terminate, without any further action of the parties hereto, upon the earlier of

(a)            the occurrence of a Qualified IPO; and

(b)            the time when one Person (together with its Affiliates) owns all of the Shares.

Section 8.2 Written Consent. This Agreement may also be terminated at any time by the written consent of the Stockholders holding 90% of the outstanding Voting Common Stock including, until the Closing of the transactions contemplated by the Remaining Shares Purchase Agreement, the written consent of the holders of 90% of the Voting Common Stock then held by the Selling Stockholders.

Section 8.3 Termination of a Party. Any party to this Agreement shall cease to be a party hereto and this Agreement shall terminate with respect to such party, without any further action of the parties hereto, at the time such party no longer owns any Shares or securities convertible into or exchangeable for any Shares; provided, however, that no such termination shall relieve any party of any obligation or liability for damages resulting from such party’s breach of this Agreement prior to the party’s disposition of its Shares; provided, further, that Section 7.2, Section 7.3, Article VI and Article IX shall not terminate with respect to a party notwithstanding the party’s disposition of its Shares.

Section 8.4 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1 or Section 8.2 hereof, this Agreement shall become void and have no further effect without any liability on the part of any party; provided, however, that no such termination shall relieve any party of any obligation or liability for damages resulting from such party’s breach of this Agreement prior to its termination; provided, further, that Section 4.3, Section 4.5, Section 7.2(d), Section 7.5, this Section 8.4, Article VI and Article IX and any management rights letter entered into pursuant to Section 7.3 shall survive any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Modification; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is sought to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative.

Section 9.2 Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, between the parties with respect to such subject matter.

Section 9.3 Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 9.4 Dispute Resolution. Any claim, controversy or dispute arising hereunder which is not resolved through mutual good-faith efforts and negotiation shall be settled by arbitration. In the event of such dispute, the parties having such dispute shall agree upon one arbitrator to adjudicate the dispute and the rules under which such dispute shall be adjudicated. If such parties cannot so agree within a period of fifteen (15) days after the dispute has arisen, then it shall be settled and finally determined by arbitration in Delaware in accordance with, and by an arbitrator appointed pursuant to, the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered pursuant thereto may be entered in any court having jurisdiction thereof, and all rights and remedies of such parties hereto to the contrary are hereby expressly waived. The costs engaged in the arbitration shall be borne by each party to the arbitration according to a distribution established by the arbitrator. The arbitrator shall act as expert and not as arbitrator and such arbitrator’s decision shall (in the absence of manifest error) be final and binding on the parties to such dispute. The parties agree that all matters pertaining to the arbitration will be kept confidential including, but not limited to, the existence of the arbitration, any pleadings, briefs or other documents exchanged, any testimony or other oral submissions and/or any awards.

Section 9.5  Notices. All notices, requests, consents, demands, instructions, approvals and other communications hereunder (collectively, “Notices”) shall be in writing and shall be validly given, made or served if delivered personally or sent by certified or registered mail return receipt requested or if sent by recognized courier service or delivered by facsimile, electronic mail or other electronic means, upon electronic transmission and confirmation of receipt, , in any case addressed or directed as set forth on Annex G or to such other Person or at such other address or number for a party as shall be specified by like Notice. Any Notice shall be deemed to have been duly given to any party to whom it is directed hereunder when delivered personally, sent by facsimile transmission, three (3) days after deposit in the U.S. mail and one (1) day after deposit with a recognized overnight courier service; provided, however, that any Notice by facsimile transmission is promptly confirmed by telephone confirmation thereof.

Section 9.6 Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns. Except as otherwise required herein, this Agreement may not be directly or indirectly assigned, by operation of Law or otherwise, by any party hereto. Any purported direct or indirect assignment in violation of this Section 9.6 shall be null and void ab initio.

Section 9.7 No Third-Party Beneficiaries. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors or permitted assigns, and the Persons referred to in Section 6.5(a) and Section 6.5(b) any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties and their respective successors and permitted assigns, and for the benefit of no other Person or entity.

Section 9.8 Specific Performance. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other parties shall, in addition to any other rights or remedies which they may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 9.9 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable in any jurisdiction (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.11 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument. It is hereby agreed by the parties that an electronic signature or a copy of an original signature to this Agreement, delivered by facsimile, electronic mail or other electronic means (attached to or attaching an electronic copy of the document), upon transmission and confirmation of receipt, shall have the same force and effect as the delivery of a manually executed and original copy of such signature and shall bind the parties hereto.

Section 9.12 Relationship of Parties. Nothing herein contained shall constitute the parties hereto members of any partnership, joint venture, association, syndicate, or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of another party.

Section 9.13 Construction. This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party.

Section 9.14 Effectiveness. This Agreement shall become effective at the Effective Time and the prior agreement shall terminate, except for any executory provisions then being performed.

[The Next Pages are the Signature Pages]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

LIGHTYEAR FUND II, L.P.

By:	Lightyear Fund II GP, L.P., its general partner

By:	Lightyear Fund II GP Holdings, LLC, its general partner

By:	/s/Timothy Karani
Name:	Timothy Karani
Title:	Authorized Signatory

LIGHTYEAR CO-INVEST PARTNERSHIP II, L.P.

By:	Lightyear Fund II GP Holdings, LLC, its general partner

By:	/s/Timothy Karani
Name:	Timothy Karani
Title:	Authorized Signatory

[Signature Page to Amended and Restated Stockholders’ Agreement]

TRILANTIC CAPITAL PARTNERS III, L.P.

By:	Trilantic Capital Management LLC, its Investment Manager u/p/a dated 4/10/09

By:	/s/E. Daniel James
Name:	E. Daniel James
Title:	Authorized Signatory

TRILANTIC CAPITAL PARTNERS FUND III ONSHORE ROLLOVER L.P.

By: Trilantic Capital Management LLC, its Investment Advisor u/p/a dated 9/17/10

By:	/s/E. Daniel James
Name:	E. Daniel James
Title:	Authorized Signatory

TRILANTIC CAPITAL PARTNERS FUND (B) III, L.P.

By: Trilantic Capital Management LLC, its Investment Manager u/p/a dated 4/10/09

By:	/s/E. Daniel James
Name:	E. Daniel James
Title:	Authorized Signatory

[Signature Page to Amended and Restated Stockholders’ Agreement]

TRILANTIC CAPITAL PARTNERS FUND III, L.P.

By: Trilantic Capital Management LLC, its Investment Manger u/p/a dated 4/10/09

By:	/s/E. Daniel James
Name:	E. Daniel James
Title:	Authorized Signatory

TCP CAPITAL PARTNERS V L.P.

By: Trilantic Capital Management LLC, its Subadvisor u/p/a dated 4/10/09

By:	/s/E. Daniel James
Name:	E. Daniel James
Title:	Authorized Signatory

[Signature Page to Amended and Restated Stockholders’ Agreement]

GARD INVESTMENT COMPANY LLC

By:	/s/E. Daniel James
Name:	E. Daniel James
Title:	Attorney-in-fact

[Signature Page to Amended and Restated Stockholders’ Agreement]

THE HOWARD H. LEACH REVOCABLE TRUST U/A DTD

By:	/s/E. Daniel James
Name:	E. Daniel James
Title:	Attorney-in-fact

[Signature Page to Amended and Restated Stockholders’ Agreement]

JOSEPH W. LUTER III

By:	/s/E. Daniel James
Name:	E. Daniel James
Title:	Attorney-in-fact

[Signature Page to Amended and Restated Stockholders’ Agreement]

LUCIO A. NOTO

By:	/s/E. Daniel James
Name:	E. Daniel James
Title:	Attorney-in-fact

[Signature Page to Amended and Restated Stockholders’ Agreement]

J&L BLEND LP

By: J&L Blend I, LLC, its general partner

By: Robert Family Partnership, L.P., its manager

By: Robert Family Inc., its general partner

By:	/s/Bruce T. Cunningham
Name:	Bruce T. Cunningham
Title:	President

[Signature Page to Amended and Restated Stockholders’ Agreement]

THE FOURTH AMENDMENT AND RESTATEMENT OF THE JOSEPH E. ROBERT, JR. REVOCABLE TRUST DATED NOVEMBER 7, 2011 (NOW IRREVOCABLE)

By:	/s/G. David Fensterheim
Name:	G. David Fensterheim
Title:	Trustee

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Detlef Steiner
DETLEF STEINER

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Mary Sbaschnig
MARY SBASCHNIG

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Bill Davis
BILL DAVIS

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Stephen L. Way
STEPHEN L. WAY

[Signature Page to Amended and Restated Stockholders’ Agreement]

ARGOS GROUP US, INC.

By:	/s/Jay S. Bullock
Name:	Jay S. Bullock
Title:	SVP Finance

[Signature Page to Amended and Restated Stockholders’ Agreement]

CLEARWATER INSURANCE COMPANY

By:	/s/Robert S. Kent
Name:	Robert S. Kent
Title:	Vice President

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Barry J. Cook
BARRY J. COOK

[Signature Page to Amended and Restated Stockholders’ Agreement]

CRANE PRIVATE EQUITY, LTD.

By:	/s/ James L. Crane
Name:	James L. Crane
Title:	Authorized Signatory

[Signature Page to Amended and Restated Stockholders’ Agreement]

FREEDOM MARKETS, L.P.

By:	/s/Brian Wilburn
Name:	Brian Wilburn
Title:	Manager

[Signature Page to Amended and Restated Stockholders’ Agreement]

INTERNATIONAL GENERAL INSURANCE CO., LTD.

By:	/s/ Wasef Jabsheh
Name:	Wasef Jabsheh
Title:	C.E.O.

[Signature Page to Amended and Restated Stockholders’ Agreement]

JUNIPER TRST

By:	/s/ John Knox, Jr.
Name:	John Knox, Jr.
Title:	Trustee

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Rhonda N. Kemp
RHONDA N. KEMP

[Signature Page to Amended and Restated Stockholders’ Agreement]

MARQUIS LAFAYETTE, LLC

By:	/s/ James C. Hays
Name:	James C. Hays
Title:	C.E.O.

[Signature Page to Amended and Restated Stockholders’ Agreement]

PHILIP SCHUYLER LLC

By:	/s/ Stephen Lerum
Name:	Stephen Lerum
Title:	C.F.O.

[Signature Page to Amended and Restated Stockholders’ Agreement]

THE SERVAT GROUP LLC

By:	/s/ H. Elder Brown, Jr.
Name:	H. Elder Brown, Jr.
Title:	Manager

[Signature Page to Amended and Restated Stockholders’ Agreement]

SURETEC INSURANCE COMPANY

By:	/s/ John Knox, Jr.
Name:	John Knox, Jr.
Title:	CEO

[Signature Page to Amended and Restated Stockholders’ Agreement]

VLJ TRUST

By:	/s/ C. John Hildebrand
Name:	C. Jon Hildebrand
Title:	Trustee

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/L. Byron Way
L. BYRON WAY

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Deborah Stufflelean
DEBORAH STUFFLELEAN

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Michael R. Wilson
MICHAEL R. WILSON

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Christopher S. Wilson
CHRISTOPHER S. WILSON

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/John Garner
JOHN GARNER

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Steven R. Brooks
STEVEN R. BROOKS

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Sharyn Way Gebot
SHARYN WAY GEBOT

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Paul DeRidder
PAUL DERIDDER

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Daniel Barrett
DANIEL BARRETT

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Arthur Seifert
ARTHUR SEIFERT

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Peregrine Towneley
PEREGRINE TOWNELEY

[Signature Page to Amended and Restated Stockholders’ Agreement]

ALPINVEST PARTNERS CS INVESTMENTS 2006 C.V.

By: AlpInvest Partners 2006 B.V., its general partner

By: AlpInvest Partners B.V., its managing director

By:	/s/ R.N. de Jong
Name:	R.N. de Jong
Title:	Managing Director

By:	/s/ P.F.F. de van der Schueren
Name:	P.F.F. de van der Schueren
Title:	Chief Legal Officer

ALPINVEST PARTNERS LATER STAGE CO-INVESTMENTS CUSTODIAN IIA B.V., as custodian for ALPINVEST PARTNERS LATER STAGE CO-INVESTMENTS IIA C.V.

By: AlpInvest Partners B.V., its managing director

By:	/s/ R.N. de Jong
Name:	R.N. de Jong
Title:	Managing Director

By:	/s/ P.F.F. de van der Schueren
Name:	P.F.F. de van der Schueren
Title:	Chief Legal Officer

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Nida T. Godfrey
NIDA T. GODFREY

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Robin D. Roberts
ROBIN D. ROBERTS

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Osa L. Andrews
OSA L. Andrews

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Mark Rattner
MARK RATTNER

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Ahmad Mian
AHMAD MIAN

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Kevin Cunningham
KEVIN CUNNINGHAM

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Mike Leamanczyk
MIKE LEAMANCZYK

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Dennis Chookaszian
DENNIS CHOOKASZIAN

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Rico Enerio
RICO ENERIO

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Kirby Hill
KIRBY HILL

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Cynthia L. Casale
CYNTHIA L. CASALE

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Edward H. Ellis
EDWARD H. ELLIS

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/Robert Creager
ROBERT CREAGER

[Signature Page to Amended and Restated Stockholders’ Agreement]

WESTAIM HIIG LIMITED PARTNERSHIP
By: Westaim HIIG GP Inc., its general partner

By:	/s/ Glenn MacNeil
Name:	Glenn MacNeil
Title:	CFO

[Signature Page to Amended and Restated Stockholders’ Agreement]

Annex A

Stockholder

Argo Re, Ltd

Arthur Seifert

Barry J. Cook

Brian Featherstone

Brian Zhang

Byron L. Way

Charles Lamberta

Chase M. Clark

Chris A. Nichols

Cooper B. Wallach

Craig Willey

Crane Private Equity Ltd.

Cynthia L. Casale

Dan Bodnar

Daniel Barrett

David Burgess

Christopher S. Wilson

Detlef Steiner

Donald K. Wilson

Donna C. Green

Douglas C. Davies

Eastwood Trust

Edward H. Ellis

Freedom Markets LP

International General Insurance Co. Ltd_B

Janet P. Yienger

Jimmy H. Godfrey

Joel Vaag

John Garner

John Greco

Juniper Trust

K. Sterling LLC

Kirby A. Hill

Leslie K. Shaunty

Lynn A. Cordes

Stockholder

Mark E. Rattner

Mark Haushill

Marquis Lafayette LLC

Michael Abdulahad

Michael Baker

Mike Leamanczyk

Nida T. Godfrey

Patsy Andrews

Paul DeRidder

Peregrine H. Towneley

Peter B. Smith

Philip Schuyler LLC

Renee J. Montgomery

Rhonda N. Kemp

Richard W. Hitch

Rico Enerio

Robert E. Creager

Robin D. Roberts

Sharyn Way Gebot

Shawn A. Stinson

Stephen L. Way

Steven R. Brooks

Suretec Insurance Company

Susan K. Swails

The Servat Group LLC.

The Westaim Corporation

TIG Insurance Company

Timothy D. Spacek

VLJ Trust

Westcliff Trust

William A. Carelton

Annex B

[***]

ANNEX C

DEFINED TERMS

Term	Section
Affiliate	Section 4.3(b)
Affiliated Indemnified Party	Section 6.5(a)
Agreement	Preamble
Alpinvest	Section 2.3(b)
Blackout Period	Section 6.1(b)
Board	Section 2.1
Bylaws	Section 2.1
Charter	Recitals
Claims	Section 6.5(a)
Common Stock	Recitals
Company	Preamble
Controlled Affiliate	Section 2.3(b)
Demand Registration	Section 6.1(a)
Demand Request	Section 6.1(a)
Demand Shares	Section 6.1(a)
Demanding Stockholder	Section 6.1(a)
Director	Section 3.1
Drag-Along Notice	Section 4.4(a)
Drag-Along Sale	Section 4.4(a)
Effective Period	Section 6.3(a)(iii)
Effective Time	Recitals
Eligible Demanding Stockholder	Section 6.1(a)
Encumbrance	Section 3.5(a)(ii)
Existing Stockholder Designees	Section 3.2(a)(iv)
Existing Stockholder Group	Section 3.2(a)(iv)
Fully-Diluted	Section 4.2(a)
Initial Purchase Agreement	Recitals
Initial Purchased Common Stock	Recitals
Insurance Companies	Section 7.2(a)(i)
IPO	Section 4.3(a)
Law	Section 2.2
Lightyear	Recitals
Lightyear Designees	Section 3.2(a)(ii)
Major Stockholder	Section 2.3(a)
Majority Board Vote	Section 3.5(a)
Maximum Number	Section 6.2(b)
Non-Voting Common Stock	Recitals
Notices	Section 9.5
Offered Stock	Section 4.2(a)
Partnership	Recitals
Partnership Designees	Section 3.2(a)(i)

Permitted Transfer	Section 4.1
Person	Section 2.3(a)
Piggy-Back Registration	Section 6.2(a)
Piggy-Back Request	Section 6.2(a)
Piggy-Back Stockholder	Section 6.2(a)
Prior Agreement	Recitals
Proportionate Equity Interest	Section 5.1(a)
Purchase Agreements	Recitals
Purchased Common Stock	Recitals
Purchases	Recitals
Qualified IPO	Section 4.5(a)
Registering Stockholder	Section 6.3(a)(i)
Remaining Shares Purchase Agreement	Recitals
Remaining Offered Stock	Section 4.2(b)
Sale Offer	Section 4.2(a)
Sale Percentage	Section 4.4(a)
SEC	Section 6.3(a)(i)
Second Purchase Period	Recitals
Securities Act	Section 4.1
Selling Stockholders	Recitals
Shares	Section 3.5(a)(iv)
Stock Plan	Recitals
Stockholder	Preamble
Subscription	Recitals
Subscription Agreement	Recitals
Subscribed Common Stock	Recitals
Subsidiary	Section 2.3(b)
Tag-Along Holders	Section 4.5(a)
Tag-Along Notice	Section 4.5(a)
Tag-Along Sale	Section 4.5(a)
Tag-Along Shares	Section 4.5(a)
Third Party Purchaser	Section 4.3(a)
Total Tag-Along Shares	Section 4.5(a)
Transfer	Section 4.1
Transferees	Section 4.1
Voting Common Stock	Recitals
Way	Section 2.3(a)

ANNEX D

CHARTER
[***]

ANNEX E

BYLAWS
[***]

ANNEX F

MANAGEMENT RIGHTS LETTER [***]

ANNEX G

NOTICE ADDRESSES

[***]